Exhibit 99.1

Lumos Pharma Reports Full Year 2021 Financial Results and Announces Plan to Perform Interim Analyses of OraGrowtH Trials
Data from interim analyses of Phase 2 OraGrowtH210 Trial and PK/PD OraGrowtH212 Trial evaluating oral LUM-201 in PGHD anticipated by the end of 2022

AUSTIN, TX, March 10, 2022 - Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, announced financial results for the year ended December 31, 2021, announced plans to conduct interim analyses of its OraGrowtH210 and OraGrowtH212 Trials, and provided an update on clinical activities and financial guidance for 2022.

“We are excited to announce that we plan to conduct interim analyses on two of our OraGrowtH Trials evaluating orally administered LUM-201 in PGHD,” commented Rick Hawkins, Chairman and CEO of Lumos Pharma. “With continued positive trends in screening and enrollment, we wanted to provide interim clinical and safety data from our OraGrowtH210 and OraGrowtH212 Trials in order to offer an early look at the potential for LUM-201 to treat idiopathic PGHD patients who would otherwise face years of burdensome injections as their only course of treatment. Based upon prior trials of growth hormone in PGHD, we believe these data should be adequate to provide an initial indication of LUM-201’s impact on height velocity compared to growth hormone.”

Clinical and Business Updates

•Phase 2 OraGrowtH210 Trial of Oral LUM-201 in PGHD – Approaching 50% Enrollment, Interim Analysis Planned
•We are approaching the 50% enrollment milestone for the OraGrowtH210 Trial, and as a result we anticipate reporting top line data from an interim analysis by the end of 2022. The interim analysis will evaluate the safety and annualized height velocity at three dose levels of LUM-201 against a standard dose of injectable recombinant human growth hormone (rhGH) in 40 subjects at six months on therapy.
•The Phase 2 OraGrowtH210 Trial is a multi-site, global trial evaluating orally administered LUM-201 at three dose levels (0.8, 1.6, 3.2 mg/kg/day) against a standard dose of injectable rhGH in approximately 80 subjects diagnosed with idiopathic PGHD, which is less severe than organic PGHD, when fully enrolled. The objective of this trial is to identify the optimal dose of LUM-201 to be used in a Phase 3 registration trial, based on annualized height velocity from a 6-month dataset, and to prospectively confirm the preliminary validation of our Predictive Enrichment Marker (PEM) strategy.
•Due to the ongoing conflict between Ukraine and Russia and the resulting uncertainty in the region, we are unable to enroll patients in Ukraine, and all of our clinical sites in both Ukraine and Russia are suspended until further notice. No patients had been randomized to treatment in the clinical trial at any of our nine sites in Ukraine and Russia. Given the encouraging screening and enrollment trajectory at our other clinical sites, we continue to anticipate the 6-month primary outcome data on all 80 subjects in the second half of 2023. The ongoing conflict may, however, adversely impact our business in the future, and it remains too early to evaluate the potential effects of this crisis.

Exhibit 99.1

•OraGrowtH212 Trial to Evaluate PK/PD and Pulsatility of Oral LUM-201 in PGHD – Interim Analysis Planned
•The OraGrowtH212 Trial continues to enroll, with an interim analysis to evaluate the safety and height velocity data anticipated by the end of 2022. Enrollment in the trial is approaching the minimum number of 10 patients for the interim analysis.
•The OraGrowtH212 Trial is a single site, open-label trial evaluating the pharmacokinetic (PK) and pharmacodynamic (PD) effects of LUM-201 in up to 24 PGHD patients at two dose levels, 1.6 and 3.2 mg/kg/day. The objective of the OraGrowtH212 Trial is to confirm prior clinical data demonstrating the amplified pulsatile release of endogenous growth hormone unique to LUM-201 and its potential for this mechanism of action to contribute to efficacy in PGHD. The primary endpoint is six months of PK/PD and height velocity data, with a total of 12 months of height velocity data to be captured.

•Switch Study, OraGrowtH213 Trial, in PGHD – Initiated
•We initiated our OraGrowtH213 Trial, an open-label, multi-center, Phase 2 study evaluating the growth effects and safety of orally administered LUM-201 following 12 months of daily injectable rhGH in up to 20 PGHD subjects who have completed the OraGrowtH210 Trial. Subjects will be administered LUM-201 at a dose level of 3.2 mg/kg/day for up to 12 months.

Financial Results for the Year Ended December 31, 2021

•Cash Position – Lumos Pharma ended the year on December 31, 2021, with cash and cash equivalents totaling $94.8 million compared to $98.7 million on December 31, 2020. The Company expects an average cash use of approximately $8.5 to $9.5 million per quarter through 2022. Cash on hand as of year-end 2021 is expected to support operations through the primary outcome data readout from our OraGrowtH210 and OraGrowtH212 Trials anticipated in the second half of 2023.
•R&D Expenses – Research and development expenses were $16.2 million, an increase of $7.0 million for the year ended December 31, 2021 compared to the same period in 2020, primarily due to increases of $5.5 million in clinical trial and contract manufacturing expenses, $2.0 million in personnel-related expenses and $0.7 million in stock compensation expenses, offset by decreases of $0.3 million in legal and consulting expenses, $0.4 million in operating expenses for supplies, depreciation, and rent, and $0.5 million in other expenses.
•G&A Expenses – General and administrative expenses were $15.3 million, a decrease of $1.9 million for the year ended December 31, 2021, as compared to the same period in 2020, primarily due to decreases of $1.9 million in legal and consulting expenses, which were higher in 2020 due to merger-related expenses, $1.1 million in personnel-related expenses, and $0.5 million in operating expenses for rent, supplies, and depreciation, offset by increases of $1.0 million in stock compensation expense and $0.6 million in traveling, licensing, and other expenses.
•Net Loss – The net loss for the year ended December 31, 2021 was $30.4 million compared to a net loss of $5.7 million for the same period in 2020.
•Lumos Pharma ended Q4 2021 with 8,357,391 shares outstanding.

Conference Call and Webcast Details

The Company has scheduled a conference call and webcast for 4:30 p.m. ET today to discuss its financial results and to give an update on clinical programs. There will also be a question-and-answer session following management’s prepared remarks.

Access to the live conference call is available five minutes prior to the start of the call by dialing (855) 469-0612 (U.S.) or (484) 756-4268 (international). The conference call will be webcast live and a link to the webcast can be accessed through the Lumos Pharma website at https://lumos-pharma.com/ in the "Investors & Media" section under "Events and Presentations" or through this link: https://edge.media-server.com/mmc/p/r38rwhd6. To ensure a timely connection, it is recommended that users register at least 10 minutes prior to the scheduled webcast. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by

Exhibit 99.1

dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and using the passcode 9248229. The replay will be available for two weeks from the date of the call.

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2 clinical trial, the OraGrowtH210 Trial, and a PK/PD trial, the OraGrowtH212 Trial, for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to recombinant growth hormone injections that PGHD patients otherwise endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, a law that gives us the opportunity to share our outlook for the future without fear of litigation if it turns out our predictions were not correct.

We are passionate about our business, including LUM-201 and the potential it may have to help patients in the clinic. This passion feeds our optimism that our efforts will be successful and bring about meaningful change for patients. Please keep in mind that actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make.

We have attempted to identify forward-looking statements by using words such as “projected,” "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” and similar references to future periods or the negative of these terms. Not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding screening and enrollment for both our OraGrowtH210 and OraGrowtH212 Trials progressing well, anticipating interim analyses of OraGrowtH210 and OraGrowtH212 Trials by the end of 2022, that the interim sample size should be adequate to provide an initial indication of LUM 201’s impact, expecting the primary outcome data readout for our OraGrowtH210 Trial in the second half of 2023, the potential to expand our LUM-201 platform into other indications, future financial performance, results of operations, cash usage and cash position and sufficiency of our cash resources to fund our operating requirements through the primary outcome data readout from OraGrowtH210 and OraGrowtH212 Trials, and any other statements other than statements of historical fact.

We wish we were able to predict the future with 100% accuracy, but that just is not possible. In addition to other considerations referenced in this paragraph, the recent conflict between Ukraine and Russia has increased the uncertainty in that region and may impact our business in the future. Our forward-looking statements are neither historical facts nor assurances of future performance. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make due to a number of important factors, including the effects of pandemics, other widespread health problems or the Ukraine-Russia conflict, the outcome of our future interactions with regulatory authorities, our ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the ability to obtain the necessary patient enrollment for our product candidate in a timely manner, the ability to successfully develop our product candidate, the timing and ability of Lumos to raise additional equity capital as needed and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Exhibit 99.1

You should not rely on any of these forward-looking statements and, to help you make your own risk determinations, we have provided an extensive discussion of risks that could cause actual results to differ materially from our forward-looking statements in the "Risk Factors" section and elsewhere in Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as other reports filed with the SEC including our Quarterly Reports on Form 10-Q. All of these documents are available on our website. Before making any decisions concerning our stock, you should read and understand those documents.

We anticipate that subsequent events and developments will cause our views to change. We may choose to update these forward-looking statements at some point in the future, however, we disclaim any obligation to do so. As a result, you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com

Exhibit 99.1

Lumos Pharma, Inc.
Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Revenues:
Licensing and collaboration revenue	$10	$168
Royalty revenue	220	—
Total revenues	230	168
Operating expenses:
Research and development	16,246	9,206
General and administrative	15,331	17,265
Total operating expenses	31,577	26,471
Loss from operations	(31,347)	(26,303)
Other income and expense:
Other income, net	269	6,467
Interest income	12	200
Other income, net	281	6,667
Net loss before taxes	(31,066)	(19,636)
Income tax benefit	636	13,973
Net loss	(30,430)	(5,663)
Accretion of preferred stock to current redemption value	—	(651)
Net loss attributable to common shareholders	$(30,430)	$(6,314)

Net loss per share of common stock
Basic and diluted	$(3.65)	$(0.93)

Weighted average number of common shares outstanding
Basic and diluted	8,334,516	6,777,932

Exhibit 99.1

Lumos Pharma, Inc.
Consolidated Balance Sheets
(unaudited)
(In thousands, except share and per share amounts)
	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$94,809	$98,679
Prepaid expenses and other current assets	4,740	3,506
Income tax receivable	128	115
Other receivables	—	26,149
Total current assets	99,677	128,449
Non-current assets:
Property and equipment, net	79	335
Right-of-use asset	556	249
Total non-current assets	635	584
Total assets	$100,312	$129,033
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$612	$244
Accrued expenses	4,166	5,898
Current portion of lease liability	352	319
Total current liabilities	5,130	6,461
Long-term liabilities:
Royalty obligation payable to Iowa Economic Development Authority	6,000	6,000
Lease liability	205	—
Total long-term liabilities	6,205	6,000
Total liabilities	11,335	12,461
Commitments and contingencies:
Stockholders' equity:
Undesignated preferred stock, $0.01 par value: Authorized shares - 5,000,000 at December 31, 2021 and 2020, respectively; issued and outstanding shares — 0 at December 31, 2021 and 2020	—	—
Common stock, $0.01 par value: Authorized shares — 75,000,000 at December 31, 2021 and 2020; issued shares 8,366,819 and 8,305,269 at December 31, 2021 and 2020, respectively, and outstanding shares - 8,357,391 and 8,305,269 at December 31, 2021 and 2020, respectively	83	83
Treasury stock, at cost, 9,428 and 0 shares held as of December 31, 2021 and 2020, respectively	(114)	—
Additional paid-in capital	185,429	182,480
Accumulated deficit	(96,421)	(65,991)
Total stockholders' equity	88,977	116,572
Total liabilities and stockholders' equity	$100,312	$129,033